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                                                                  EXHIBIT 3(i).1

                                                               File No. 569-1998

                AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                      OF

                       PURCHASE PRO INTERNATIONAL, INC.

     We the undersigned President and Secretary of Purchase Pro International, Inc. do hereby certify that:

     1. The Articles of Incorporation of said corporation are amended and restated to read in full as follows:

     FIRST: The name of the corporation (hereinafter called the "Corporation") is PurchasePro.com, Inc.

     SECOND: The address of the registered office of the Corporation in the State of Nevada is One East First Street, Reno, Nevada 89501, and the name of the registered agent of the Corporation in the State of Nevada at such address is Corporation Trust Company of Nevada.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Nevada.

     FOURTH:

     A. This Corporation is authorized to issue two classes of shares to be designated respectively Preferred Stock ("Preferred Stock") and Common Stock ("Common Stock"). The total number of shares of capital stock that the Corporation is authorized to issue is fifty million (50,000,000). The total number of shares of Preferred Stock this Corporation shall have authority to issue is ten million (10,000,000). The total number of shares of Common Stock this Corporation shall have authority to issue is forty million (40,000,000). The Preferred Stock shall have a par value of $.001 per share and the Common Stock shall have a par value of $.01 per share.

     Except as set forth in paragraph C of this Article, the Board of Directors is expressly authorized to provide for the issue, in one or more series, of all or any shares of the Preferred Stock and, in the resolution or resolutions providing for such issue, to establish for such series:

         (1) the number of its shares, which may thereafter (unless forbidden in the resolution or resolutions providing for such issue) be increased or decreased (but not below the number of shares of the series then outstanding) pursuant to a subsequent resolution of the Board of Directors;

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          (2)  the voting powers, full or limited, of the shares of such series, or that such shares shall have no voting powers; and

          (3) the designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof.

     In furtherance of the foregoing authority and not in limitation of it, the Board of Directors is expressly authorized, in the resolution or resolutions providing for the issue of a series of Preferred Stock:

          (1) to subject the shares of such series, without the consent of the holders of such shares, to being converted into or exchanged for shares of another class or classes of stock of the Corporation, or to being redeemed for cash, property or rights, including securities, all on such conditions and on such terms as may be stated in such resolution or resolutions; and

          (2) to make any of the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of the shares of the series dependent upon facts ascertainable outside these Amended and Restated Articles of Incorporation.

     B. The Preferred Stock shall initially be divided into two series. The first series shall consist of 2,100,000 shares and is designated "Series A Preferred Stock." The second series shall consist of 3,300,000 shares and is designated "Series B Preferred Stock." The Series A Preferred Stock shall have a liquidation preference of Two Dollars and Fifty Cents ($2.50) per share, as adjusted herein (the "Series A Liquidation Preference"). The Series B Preferred Stock shall have a liquidation preference of Three Dollars and Fifty Cents ($3.50) per share, as adjusted herein (the "Series B Liquidation Preference").

     C. The powers, preferences, rights, restrictions, and other matters relating to the Series A and Series B Preferred Stock are as follows:

     1.   Ranking. The Series A and Series B Preferred Stock shall rank (a) on
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parity with each other with respect to dividend distributions and distributions upon a Liquidation (as defined in Section C.4), (b) senior to all classes of common stock of the Corporation and to each other class of capital stock or series of preferred stock, established subsequent to the first issuance of Series B Preferred Stock by the Board of Directors, the terms of which do not expressly provide that it ranks senior to or on a parity with the Series A and Series B Preferred Stock as to dividend distributions and distributions upon a Liquidation (collectively, with the Common Stock of the Corporation, the "Junior Securities"); (c) on a parity with any additional shares of Series A or Series B Preferred Stock issued by the Corporation in the future and any other class of capital stock or series of preferred stock issued by the Corporation after the initial sale of Series B Preferred Stock by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Series A and Series B Preferred Stock as to dividend distributions and distributions upon a Liquidation (collectively referred to as "Parity Securities"); and (d) junior to each class of capital stock or series of preferred stock issued by the Corporation after the initial sale of Series B Preferred Stock by the Board of Directors the terms of which

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expressly provide that such class or series will rank senior to the Series A and
Series B Preferred Stock as to dividend distributions and distributions upon a Liquidation (collectively, the "Senior Securities").

     No dividend whatsoever shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of Series A or Series B Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid, or declared and a sufficient sum set apart for the payment of such dividends, upon all outstanding shares of Senior Securities.

     2.   Dividends.
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     (a)  The holders of shares of Series A or Series B Preferred Stock shall be entitled to receive, when, as and if dividends are declared by the Board of Directors out of funds of the Corporation legally available therefor, cumulative preferential dividends from the date of issuance of such shares of Series A or Series B Preferred Stock accruing on a daily basis at the rate per annum of eight percent (8%) of the Series A or Series B Liquidation Preference, as applicable, per share plus all accumulated and unpaid dividends thereon.

     (b) Dividends on the Series A and Series B Preferred Stock shall accumulate whether or not the Corporation has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared. Dividends will accumulate to the extent they are not paid.

     (c) Unless full cumulative dividends on all outstanding shares of Series A and Series B Preferred Stock for all past dividend periods shall have been declared and paid, or declared and a sufficient sum for the payment thereof set apart, then: (i) no dividend (other than a dividend payable solely in shares of any Junior Securities) shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of Junior Securities; (ii) no other distribution shall be declared or made upon, or any sum set apart for the payment of any distribution upon, any shares of Junior Securities, other than a distribution consisting solely of Junior Securities; (iii) no shares of Junior Securities shall be purchased, redeemed or otherwise acquired or retired for value (excluding an exchange for shares of other Junior Securities) by the Corporation or any of its Subsidiaries; and (iv) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value of any shares of Junior Securities by the Corporation or any of its Subsidiaries.

     (d) In addition, when and if the Board of Directors shall declare a dividend payable with respect to the then outstanding shares of Common Stock of the Corporation, the holder of each share of Series A and/or Series B Preferred Stock shall be entitled to the amount of dividends per share as would be payable on the largest number of whole shares of Common Stock into which each share of Series A or Series B Preferred Stock could then be converted pursuant to Section
C.3 hereof (such number to be determined as of the record date for the determination of holders of Common Stock entitled to receive such dividend). Declared and unpaid dividends on the Series A and Series B Preferred Stock will be payable upon a

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Liquidation first to the holders of Series A and/or Series B Preferred Stock before any distribution to the holders of Common Stock.

     (e) In the event the Corporation shall make or issue, or shall fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution with respect to the Common Stock payable in (i) securities of the Corporation other than shares of Common Stock or (ii) assets, then and in each such event the holders of Series A and/or Series B Preferred Stock shall receive, at the same time such distribution is made with respect to Common Stock, the number of securities or such other assets of the Corporation which they would have received had their Series A and/or Series B Preferred Stock been converted into Common Stock immediately prior to the record date for determining holders of Common Stock entitled to receive such distributions.

     3.   Conversion.
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     (a)  A holder of shares of Series A or Series B Preferred Stock may convert such shares into Common Stock at any time at the option of such holder. For the purposes of conversion, each share of Series A Preferred Stock shall be valued at the Series A Liquidation Preference, which shall be divided by the Series A Conversion Price in effect on the date of such conversion to determine the number of shares of Common Stock issuable for each share of Series A Preferred Stock upon conversion. For the purposes of conversion, each share of Series B Preferred Stock shall be valued at the Series B Liquidation Preference, which shall be divided by the Series B Conversion Price in effect on the date of such conversion to determine the number of shares of Common Stock issuable for each share of Series B Preferred Stock upon conversion. Immediately following such conversion, the rights of the holders of converted Series A or Series B
Preferred Stock shall cease and the Persons entitled to receive the Common Stock upon the conversion of such Series A or Series B Preferred Stock shall be treated for all purposes as having become the owners of such Common Stock.

     (b) Upon the consummation of a Qualified Public Offering, all outstanding shares of Series A and Series B Preferred Stock shall be automatically converted into Common Stock at the Series A or Series B Conversion Price, as applicable, in effect immediately prior to the consummation of such Qualified Public Offering. Promptly following the occurrence of such conversion, the Corporation shall give written notice thereof to each record holder of converted Series A or Series B Preferred Stock, including instructions to be followed to obtain a certificate for the shares of Common Stock into which such holder's Series A or Series B Preferred Stock was converted.

     (c) To convert Series A or Series B Preferred Stock (other than an automatic conversion pursuant to Section C.3(b)), a holder must (i) surrender the certificate or certificates evidencing the shares of Series A and Series B Preferred Stock to be converted, duly endorsed in a form satisfactory to the Corporation, at the office of the Corporation or transfer agent for the Series A and Series B Preferred Stock, (ii) notify the Corporation at such office that he elects to convert the Series A and Series B Preferred Stock and the number of shares to be converted, and (iii) state in writing the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued. The date on which the holder satisfies all such requirements or the date on which the Series A and Series B Preferred Stock is subject to

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automatic conversion pursuant to Section C.3(b), as the case may be, shall be the "Series A Conversion Date" or "Series B Conversion Date," as applicable. As soon as practical, the Corporation shall deliver a certificate for the number of full shares of Common Stock issuable upon the conversion, except that the Corporation shall not be required to deliver such certificate in the case of an automatic conversion until the holders of the converted Series A and Series B Preferred Stock shall have complied with the provisions of clauses (i) and (iii) of the first sentence of C.3(c). The Person in whose name the Common Stock certificate is registered shall be treated as the stockholder of record on and after the Series A Conversion Date or Series B Conversion Date, as applicable. No payment or adjustment will be made for accrued and unpaid dividends on converted shares of Series A and Series B Preferred Stock or for dividends on any Common Stock issued upon such conversion.

     (d) The Corporation shall pay cash (based upon the higher of the last reported sale price of the Common Stock or the good faith determination by the Board of Directors of the fair market value of the Common Stock) in lieu of issuing any fractional shares of Common Stock upon conversion of Series A or Series B Preferred Stock.

     (e) If a holder converts shares of Series A or Series B Preferred Stock, the Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon the conversion. However, the holder shall pay any such tax that is due because the shares are issued in a name other than the holder's name.

     (f) The Corporation has reserved and shall continue to reserve out of its authorized but unissued Common Stock or its Common Stock held in treasury a sufficient number of shares of Common Stock to permit the conversion of the Series A and Series B Preferred Stock in full. All shares of Common Stock that may be issued upon conversion of the Series A and Series B Preferred Stock shall be fully paid and nonassessable. The Corporation shall endeavor to comply with all securities laws regulating the offer and delivery of shares of Common Stock upon conversion of the Series A and Series B Preferred Stock and shall endeavor to list such shares on each national securities exchange or automated quotation system on which the Common Stock is listed.

     (g) If and whenever the Corporation shall issue or sell, or is, in accordance with Sections C.3(g)(i) through C.3(g)(x), deemed to have issued or sold, any shares of Common Stock (other than shares of Common Stock issuable upon exercise of warrants or options outstanding as of the date of filing of these Amended and Restated Articles of Incorporation) for a consideration per share less than the Series A Conversion Price or Series B Conversion Price, as applicable, in effect immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, such Series A Conversion Price or Series B Conversion Price, as applicable, shall be reduced to the price determined by dividing (i) an amount equal to the sum of (x) the number of shares of Common Stock outstanding immediately prior to such issue or sale on a fully diluted and converted basis multiplied by the then existing Series A Conversion Price or Series B Conversion Price, as applicable, and (y) the consideration, if any, received by the Corporation upon such issue or sale, by (ii) the total number of shares of Common Stock outstanding immediately after such issue or sale on a fully diluted and converted basis. For purposes of this Section C.3(g), the following Sections C.3(g)(i) to C.3(g)(x) shall also be applicable:

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     (i)    Unless otherwise waived by holders of a majority of the outstanding shares of the Series A Preferred Stock, if the Corporation shall fail to have a closed a Qualified Public Offering on or before October 31, 1999, then the Series A Conversion Price shall be adjusted by multiplying the Series A Conversion Price then in effect by eighty-eight and eighty-nine one-hundredths percent (88.89%).

     (ii) Unless otherwise waived by holders of a majority of the outstanding shares of Series A Preferred Stock, if the Corporation shall fail to have closed a Qualified Public Offering on or before June 1, 2000, then the Series A Conversion Price shall be adjusted by multiplying the Series A Conversion Price then in effect by ninety percent (90%).

     (iii) In case at any time the Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options herein called "Options" and such convertible or exchangeable stock or securities being called "Convertible Securities") whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing
(A) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Series A or Series B Conversion Price, as applicable, in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options or the issuance of such Convertible Securities and thereafter shall be deemed to be outstanding. Except as otherwise provided in subsection C.3(g)(vii), no adjustment of the Series A or Series B Conversion Price, as applicable, shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

     (iv) In case the Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (A) the total amount received or

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receivable by the Corporation as consideration for the issue or sale of such
Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Series A or Series B Conversion Price, as applicable, in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, provided that (1) except as otherwise provided in subsection C.3(g)(v), no adjustment of the Series A or Series B Conversion Price, as applicable, shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities and (2) if any such issue or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities for which adjustments of the Conversion Price have been or are to be made pursuant to other provisions of this subsection C.3(g), no further adjustment of the Series A or Series B Conversion Price, as applicable, shall be made by reason of such issue or sale.

     (v) Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in subsection C.3(g)(iii), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subsection C.3(g)(iii) or 3(g)(iv), or the rate at which Convertible Securities referred to in subsection C.3(g)(iii) or 3(g)(iv) are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Series A or Series B Conversion Price, as applicable, in effect at the time of such event shall forthwith be readjusted to the Series A or Series B Conversion Price, as applicable, which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold, provided that no adjustment shall be made to the Series A or Series B Conversion Price, as applicable, pursuant to this Section C.3(g) that would increase the Series A or Series B Conversion Price, as applicable, above the Series A or Series B Conversion Price, as applicable, in effect immediately prior to the issuance of such Option or Convertible Security; and on the expiration or termination of any such Option or the termination of any such right to convert or exchange such Convertible Securities, the Series A or Series B Conversion Price, as applicable, then in effect hereunder shall forthwith be increased to the Series A or Series B Conversion Price, as applicable, which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued.

     (vi) In case the Corporation shall declare a dividend or make any other distribution upon any stock of the Corporation payable in Common Stock (except for dividends or distributions upon the Common Stock payable solely in shares of Common Stock), Options or Convertible Securities, any Common Stock, Options or Convertible

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Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

     (vii) In the event the Corporation shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation, then and in each such event lawful and adequate provision shall be made so that the holders of Series A or Series B Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the number of securities of the Corporation which they would have received had their Series A or Series B Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the Series A or Series B Conversion Date, as applicable, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section C.3 with respect to the rights of the holders of the Series A or Series B Preferred Stock, as applicable.

     (viii) In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Corporation, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration of $0.01.

     (ix) In case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or
(B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting, of such right of subscription or purchase, as the case may be.

     (x) The number of shares of Common Stock outstanding at any given time shall not include any shares owned or held by or for the account of the Corporation (or any Subsidiary), and the disposition of any shares of Common Stock so owned shall be considered an issue or sale of Common Stock for the purpose of this subsection 3(g).

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     (h)  In case the Corporation shall at any time subdivide (by a stock split, dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Series A and Series B Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Series A and Series B Conversion Price, as applicable, in effect immediately prior to such combination shall be proportionately increased.

     (i) Except for an event which the holders of the Series A or Series B Preferred Stock elect to treat as a Liquidation in accordance with the provisions of Section C.4, if any capital reorganization or reclassification of the capital stock of the Corporation, or a merger or consolidation of the Corporation with or into another Corporation or the sale of all or substantially all of the Corporation's properties and assets to any other person shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, merger or consolidation or sale, lawful and adequate provisions shall be made whereby each holder of a share or shares of Series A or Series B Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Series A or Series B Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization, reclassification, merger or consolidation or sale not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including without limitation provisions for adjustments of the Series A or Series B Conversion Price, as applicable) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

     (j) No adjustment in the Series A or Series B Conversion Price need be made until all cumulative adjustments amount to one percent (1%) or more of the Series A or Series B Conversion Price as last adjusted. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section C.3 shall be made to the nearest 1/10,000th of a cent or to the nearest 1/10,000th of a share, as the case may be. No adjustment in the Series A or Series B Conversion Price shall reduce the Series A or Series B Conversion Price below the then par value of the Common Stock.

     (k) As used in this Section C.3, the term "Common Stock" shall mean and include the Corporation's authorized Common Stock, $0.01 par value per share, as constituted on the date of filing of these Amended and Restated Articles of Incorporation, and shall also include any capital stock of any class of the Corporation thereafter authorized which shall not be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding upon of the Corporation, provided that the shares of Common Stock receivable upon conversion of shares of Series A or Series B Preferred Stock shall include only shares designated as Common Stock of the Corporation on the date of filing of this instrument,

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or in case of any reorganization or reclassification of the outstanding shares thereof, the stock, securities or assets provided for in Section C.3(i).

     (l) Whenever the Series A or Series B Conversion Price is adjusted, the Corporation shall promptly mail to holders of Series A or Series B Preferred Stock, as applicable, first class, postage prepaid, a notice of the adjustment. The Corporation shall file with the transfer agent for the Series A and Series B Preferred Stock, if any (and make available to holders of Series A or Series B Preferred Stock upon request), a certificate from the Corporation's independent public accountants briefly stating the facts requiring the adjustment and the manner of computing it.

     (m) In case at any time (i) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock, (ii) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights, (iii) there shall be any capital reorganization or reclassification of the capital stock of Corporation, or a consolidation or merger of the Corporation with or into, or a sale of all or substantially all its assets to, another entity or entities or (iv) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation, then, in any one or more of said cases, the Corporation shall give, by first class mail, postage prepaid, or by facsimile, addressed to each holder of any shares of Series A or Series B Preferred Stock at the address of such holder as shown on the books of the Corporation, (A) at least twenty (20) days prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up and (B) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least twenty (20) days prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (A) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and such notice in accordance with the foregoing clause (B) shall also specify the date or projected date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

     (n) The Corporation will at no time close its transfer books against the transfer of any Series A or Series B Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series A or Series B Preferred Stock in any manner which interferes with the timely conversion of such Series A or Series B Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

     4.   Liquidation Rights.  Upon any voluntary or involuntary liquidation,
          ------------------
dissolution or winding up of the Corporation resulting in a distribution of assets to the holders of any class or series of the Corporation's capital stock (each such event, a "Liquidation"), each holder of shares of Series A or Series B Preferred Stock will be entitled to payment out of the assets of the Corporation available for distribution of an amount equal to the following before any distribution is made on any Junior Securities, including, without limitation, Common Stock of the Corporation:

     (a) If the amount to be received by the holders of the Corporation's Series A and Series B Preferred Stock in a Liquidation is less than or equal to two (2) times the sum of the Series A and Series B Liquidation Preference, then each holder of shares of the Series A or Series B Preferred Stock will receive
(i) the Series A or Series B Liquidation Preference per share of Series A or Series B Preferred Stock, as applicable, held by such holder, plus accrued and unpaid dividends, to the date fixed for such Liquidation plus (ii) the amount of the remaining assets of the Corporation, after payment of the Series A or Series B Liquidation Preference, as applicable, to all outstanding shares of Series A or Series B Preferred Stock as required by clause (i), that the holder of one share of Series A or Series B Preferred Stock would receive (the "Liquidation Participation"), on an as-converted basis into Common Stock as if such Series A or Series B Preferred Stock had been converted to Common Stock immediately prior to such Liquidation; or

     (b) If the amount to be received by the holders of the Corporation's capital stock in a Liquidation that would have been received by the holders of Series A and Series B Preferred Stock under Section C.4(a) above, exceeds two
(2) times the sum of the Series A and Series B Liquidation Preference, then the holders of shares of the Series A or Series B Preferred Stock, as applicable, shall receive upon Liquidation an amount equal to the greater of (i) two (2) times the aggregate Series A or Series B Liquidation Preference, as applicable, based on the number of shares of Series A and/or Series B Preferred Stock then held by such holder or (ii) the amount that the Series A or Series B Preferred Stock would receive, on an as-converted basis into Common Stock as if such shares of Series A or Series B Preferred Stock had been converted to Common Stock immediately prior to such Liquidation determined without regard to any Series A or Series B Liquidation Preference.

     (c) If, upon any Liquidation, the amounts payable with respect to the Preferred Stock and all other Parity Securities are not paid in full, the holders of the Series A and Series B Preferred Stock and the Parity Securities will share equally and ratably in any distribution of assets of the Corporation in proportion to the full liquidation preference and accumulated and unpaid dividends, to which each is entitled. For the purposes of this Section C.4, holders of a majority of the Series A Preferred Stock or holders of a majority of the Series B Preferred Stock may designate that a consolidation or merger of the Corporation (other than a merger (i) in which the Corporation is the surviving entity, (ii) which involves only a change in the Corporation's state of incorporation, or (iii) with a wholly owned Subsidiary of the Corporation) or the sale of all or substantially all of the Corporation's assets shall be deemed to be a Liquidation with respect to the Series A or Series B Preferred Stock (each such event, an "Organic Change"), if (i) the amount of consideration (including the fair market value of any non-cash consideration) received would be less than the aggregate Series A and Series B Liquidation Preference, or (ii) such consideration consists solely or in part of securities that are not readily marketable on a national exchange or on the Nasdaq National Market. In the event that the holders of Series A or Series B Preferred Stock shall deem any transaction to be a "Liquidation" in accordance with this Section C.4, the holders of any such series of Series A or Series B Preferred Stock shall be entitled to payment of the amount set forth in Sections C.4(a) or C.4(b) above, as applicable. To the extent any consideration consists of non-cash items, the consideration shall be the fair market value of such consideration determined between a willing buyer and a willing seller (the "Consideration Value"), using the Evaluation Procedure.

     5.   Voting Rights.
          -------------

     (a) The holders of the Series A and Series B Preferred Stock shall have the right to vote, together with the holders of all the outstanding shares of Common Stock and not by classes, except as otherwise set forth herein or required by Nevada law, on all matters on which holders of Common Stock are entitled to vote. Each holder of Series A or Series B Preferred Stock shall have the right to cast one vote for each whole share of Common Stock which would be issued to such holder upon conversion of such holder's shares of Series A or Series B Preferred Stock, assuming that such conversion were to occur on the date immediately prior to the record date for the determination of stockholders entitled to vote.

     (b)  Directors.
          ---------

          (i)    Election of Directors.  With respect to the election of members
                 ---------------------
     of the Board of Directors of the Corporation, so long as at least fifty percent (50%) of the authorized shares of Series A Preferred Stock shall remain outstanding, (A) the holders of Series A Preferred Stock, voting as a separate class, shall have the right to elect two (2) members of the Board of Directors (the "Series A Directors"); and (B) all remaining member(s) of the Board of Directors shall be elected by the holders of a majority of the Common Stock, Series A Preferred Stock and Series B Preferred Stock, voting together as a single class on an as-converted basis (the "Joint Director(s)").

          (ii)   Removal of Directors.  A Series A Director may be removed
                 --------------------
     from the Board of Directors, either with or without cause, only by the affirmative vote of the holders of two-thirds (2/3) of the outstanding Series A Preferred Stock, voting as a single class.

          (iii)  Vacancy.  If a vacancy on the Board of Directors is to be
                 -------
     filled by the Board of Directors, only a director or directors elected by the same class of stockholders as those who would be entitled to vote to fill such vacancy, if any, shall vote to fill such vacancy. If there are no such directors, such vacancy shall be filled by the affirmative vote of the holders of a majority of the shares of that class.

     (c) The Corporation shall not, without the affirmative vote or consent of the holders of at least a majority of the outstanding shares of Series A and Series B Preferred Stock then outstanding voting or consenting as the case may be, as separate classes:

          (i) authorize, create (by way of reclassification or otherwise) or issue any Senior Securities or Parity Securities or any obligation or security convertible or exchangeable into or evidencing the right to purchase, shares of any class or series of Senior Securities or Parity Securities;

          (ii) authorize the issuance of any additional shares of Series A or Series B Preferred Stock;

          (iii) waive compliance with any provision of these Articles of Incorporation; provided, however, that a waiver of the provisions in Sections C.3(g)(i) and C.3(g)(ii) shall only require the consent of a majority of the outstanding shares of the Series A Preferred Stock;

          (iv) declare or pay any dividend or distribution on any capital stock (except for the Preferred Stock, Senior Securities or Parity Securities, as approved pursuant to (i) above); or

          (v) authorize any Liquidation or Organic Change, unless such event would generate a distribution to each holder of one share of Preferred Stock of an amount greater than or equal to three (3) times the Series A or Series B Liquidation Preference, as applicable, of such share. The voting rights contained in this subsection 5(c)(v) shall terminate upon a Public Offering if the underwriters of such Public Offering, in their sole judgment, advise the Corporation that, in their opinion, the above provision will adversely affect the price or distribution of any equity security to be offered.

     (d) So long as any shares of Series A and Series B Preferred Stock remain outstanding, the Corporation shall not, without first obtaining the approval by vote or written consent, in the manner provided by law, of at least a majority of the holders of the shares of Series A and Series B Preferred Stock outstanding, as applicable, voting as separate classes increase or decrease the authorized number of shares of such series of Preferred Stock.

     (e) The provisions of Section C.5(c) shall terminate after more than fifty percent (50%) of each of the Series A and Series B Preferred Stock has been converted to Common Stock pursuant to the terms hereunder. The provisions of Section C.5(d) shall terminate with respect to the Series A and Series B Preferred Stock after more than fifty percent (50%) of such series has been converted to Common Stock pursuant to the terms hereunder.

     6.   Redemption.
          ----------

     (a) Commencing at any time on or after June 1, 2003, at the option and written election of the holders of a majority of the outstanding shares of the Series A Preferred Stock, the Corporation shall, subject to applicable law, redeem all of the outstanding shares of Series A Preferred Stock, at the price and upon the terms stated in this Section C.6.

     (b) Commencing at any time on or after June 1, 2003, at the option and written election of the holders of a majority of the outstanding shares of the Series B Preferred Stock, the Corporation shall, subject to applicable law, redeem all of the outstanding shares of Series B Preferred Stock, at the price and upon the terms stated in this Section C.6.

     (c) The Corporation shall redeem the Series A or Series B Preferred Stock, as applicable, on the Redemption Date (as such term is defined below) at a redemption price per share equal to the greater of (i) the Series A or Series B Liquidation Preference, as applicable, plus an amount equal to any unpaid dividends thereon and (ii) the Market Value (as defined below) of the Series A or Series B Preferred Stock, as applicable, on an as converted basis. The total sum payable per share of Series A or Series B Preferred Stock, as applicable, on the Redemption Date is hereinafter referred to as the "Redemption Payment." The Market Value shall be the fair market value of the Series A or Series B Preferred Stock, as applicable (on an as converted basis) determined between a willing buyer and a willing seller, using the Evaluation Procedure.

     (d) On and after any Redemption Date, all rights of any holder of Series A or Series B Preferred Stock, except the rights to receive the Redemption Price per share of Series A or Series B Preferred Stock as hereinafter provided, shall cease and terminate, and such shares of Series A or Series B Preferred Stock shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Corporation; provided, however, that, notwithstanding anything to the contrary set forth herein, (i) if the Corporation defaults in the payment of the Redemption Payment, the rights of the holders of Series A or Series B Preferred Stock with respect to such shares of Series A or Series B Preferred Stock shall continue until the Corporation cures such default, and (ii) without limiting any other rights of such holders, upon the occurrence of (A) a subsequent Liquidation or (B) an Organic Change, with respect to the shares of Series A or Series B Preferred Stock in respect of which no Redemption Payment has been received by a holder of Series A or Series B Preferred Stock where the Corporation had been required to make the payment, such holder shall be accorded the rights and benefits set forth in Section C.4 hereof in respect of such shares, as if no prior redemption request had been made.

     (e) Within five (5) Business Days of receipt of a redemption request, the Corporation shall notify in writing, all other holders of Series A or Series B Preferred Stock, of the request for the redemption of Series A or Series B Preferred Stock (the "Corporation Notice"). On the 115th day following the date upon which the Corporation shall have sent the Corporation Notice, the Corporation shall pay each holder of Series A or Series B Preferred Stock, as applicable, the applicable Redemption Price, provided that the Corporation or its transfer agent has received the certificates representing the shares of Series A or Series B Preferred Stock, as applicable, to be redeemed. Such payment date shall be referred to herein as a "Redemption Date." The Corporation shall redeem the shares of Series A or Series B Preferred Stock being redeemed by each holder on the Redemption Date and the Corporation shall promptly advise each such holder of such Redemption Date. Upon redemption of only a portion of the number of shares covered by a Series A or Series B Preferred Stock certificate, the Corporation shall issue and deliver to or upon the written order of the holder of such Series A or Series B Preferred Stock certificate, at the expense of the Corporation, a new certificate covering the number of shares of Series A or Series B Preferred Stock representing the unredeemed portion of such Series A or Series B Preferred Stock certificate, which new certificate shall entitle the holder thereof to all the rights, powers, and privileges of a holder of such shares of Series A or Series B Preferred Stock.

     7.   Amendment.  These Amended and Restated Articles of Incorporation
          ---------
shall not be amended, either directly or indirectly, or through merger or consolidation with another entity, in any manner that would alter or change the powers, preferences or special rights of the Series A or Series B Preferred Stock, as applicable, so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A or Series B Preferred Stock, voting separately as a class; provided, however, that an amendment of the provisions of Sections C.3(g)(i) and C.3(g)(ii) shall only require the consent of a majority of the outstanding shares of Series A Preferred Stock.

     8.   Headings of Subdivisions.  The headings of the various subdivisions
          ------------------------
hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

     9.   Severability of Provisions.  If any voting powers, preferences and
          --------------------------
relative, participating, optional and other special rights of the Series A or Series B Preferred Stock and qualifications, limitations and restrictions thereof set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series A or Series B Preferred Stock and qualifications, limitations and restrictions thereof set forth herein which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of Series A or Series B Preferred Stock and qualifications, limitations and restrictions, thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Preferred Stock and qualifications limitations and restrictions unless so expressed herein.

     10.  Reissuance of Series A or Series B Preferred Stock.  Shares of
          --------------------------------------------------
Series A or Series B Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Nevada) have the status of authorized but unissued shares of preferred stock of the Corporation undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series or preferred stock of the Corporation, provided that any issuance of such shares as Series A or Series B Preferred Stock must be in compliance with the terms hereof.

     11.  Mutilated or Missing Series A or Series B Preferred Stock
          ---------------------------------------------------------
Certificates. If any of the Series A or Series B Preferred Stock certificates
------------
shall be mutilated, lost, stolen or destroyed, the Corporation shall issue, in exchange and in substitution for and upon cancellation of the mutilated Series A or Series B Preferred Stock certificate, or in lieu of and in substitution for the Series A or Series B Preferred Stock certificate lost, stolen or destroyed, a new Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Series A or Series B Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series A or Series B Preferred Stock certificate and indemnity, if requested, satisfactory to the Corporation and the transfer agent (if other than the Corporation).

     12.  Certain Definitions.  As used in these Amended and Restated Articles
          -------------------
of Incorporation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

     "Affiliates" shall have the meaning ascribed to such term in the Securities Purchase Agreement among the Corporation and the initial purchasers of the Series A Preferred Stock dated as of June 1, 1998.

     "Business Day" means any day except a Saturday, a Sunday, or any day on which banking institutions in New York, New York are required or authorized by law or other governmental action to be closed.

     "Commission" means the Securities and Exchange Commission.

     "Common Stock" means the Common Stock, par value $.01 per share, of the Corporation.

     "Series A Conversion Price" and "Series B Conversion Price" shall initially equal the Series A or Series B Liquidation Preference, as applicable, and thereafter shall be subject to adjustment from time to time pursuant to the terms of Section C.3 hereof.

     "Evaluation Procedure" shall have the following meaning. If after good faith negotiations the Corporation and the holders of a majority of the outstanding shares of the Preferred Stock are unable to agree on (a) the Consideration Value of non-cash consideration or (b) the Market Value of the Preferred Stock (on an as-converted basis) within ten (10) days, the Consideration Value or the Market Value shall be determined by an independent appraiser reasonably acceptable to the Corporation and the holders of a majority of the Series A and Series B Preferred Stock. If the Corporation and the holders of a majority of the Series A and Series B Preferred Stock are unable to agree on an appraiser within ten (10) days, each of the Corporation and the holders of a majority of the Series A and Series B Preferred Stock shall promptly select an independent appraiser and the two appraisers so selected shall promptly select a third appraiser to determine the Consideration Value or the Market Value. The expenses of the appraisers will be borne by the Corporation and the determination of such appraiser will be binding and final upon all parties.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Market Average Price" means the volume-weighted average sales price per share of Common Stock as reported by Bloomberg Information Systems, Inc. during either (a) a period of twenty (20) days consisting of the day on which the Corporation consummates a Public Offering and the nineteen (19) consecutive Business Days subsequent to such day or (b) any period of sixty (60) consecutive Business Days after the expiration of such initial twenty (20) day period, but only if the average daily trading volume over such sixty (60) Business Day period exceeds three percent (3%) of the outstanding shares of Common Stock of the Corporation that are registered, issued and eligible for trading. If at any time shares of the Common Stock are not listed on any securities exchange or quoted in the Nasdaq System or the over-the-counter market, the "Market Average Price" shall be the fair value thereof determined by an investment bank mutually agreed between the Corporation and the holders of a majority of the Series A and Series B Preferred Stock. If such parties are unable to reach agreement within a reasonable period of time, each such party will choose and bear the expense of an investment bank to value the shares of Common Stock and the average of the two valuations shall be the value.

     "Public Offering" means an underwritten public offering, of shares of Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as then in effect or any comparable statement under any similar federal statute then in force or effect.

     "Qualified Public Offering" shall mean one or more Public Offerings in which (a) the cumulative gross proceeds to the Corporation are equal to or greater than $25 million, (b) either the price per share paid in the Public Offering or the Market Average Price is greater than (i) one and one-half (1.5) times the then applicable Series A Conversion Price, if the Public Offering is consummated on or before October 31, 1999, (ii) two (2) times the then applicable Conversion Price, if the Public Offering is consummated after October 31, 1999 but on or before June 1, 2000 date hereof or (iii) two and one-half (2.5) times the then applicable Series A Conversion Price, if the Public Offering is consummated after June 1, 2000, and (c) either the price per share paid in the Public Offering or the Market Average Price multiplied by the number of shares of Common Stock outstanding is greater than $100 million.

     "Subsidiary" of any Person means (a) any corporation, association or business entity of which more than fifty percent (50%) of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof and (b) any partnership (i) the sole general partner or the manager general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are such Person or one or more Subsidiaries of such Person or any combination thereof.

     D.   Common Stock.

     1.   Dividend Rights.  Subject to the prior rights of holders of all
          ---------------
classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor such dividends as may be declared from time to time by the Board of Directors.

     2.   Liquidation Rights.  Upon the liquidation, dissolution or winding up
          ------------------
of the Corporation, the assets of the corporation shall be distributed as provided in Article FOURTH, Section C.4 hereof, with any remaining assets distributed to holders of the Common Stock.

     3.   Voting Rights.  The holder of each share of Common Stock shall have
          -------------
the right to one vote, and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

     FIFTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors shall have the power, subject to the provisions of Section C.5 of Article FOURTH both before and after receipt of any payment for any of the Corporation's capital stock, to adopt, amend, repeal or otherwise alter the Bylaws of the Corporation without any action on the part of the stockholders; provided, however, that the grant of such power to the Board of Directors shall not divest the stockholders of nor limit their power, subject to the provisions of Section C.5 of Article FOURTH, to adopt, amend, repeal or otherwise alter the Bylaws.

     SIXTH: Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

     SEVENTH: Subject to the provisions of Section C.5 and C.7 of Article FOURTH, the Corporation reserves the right to adopt, repeal, rescind or amend in any respect any provisions contained in these Amended and Restated Articles of Incorporation in the manner now or hereafter prescribed by applicable law, and all rights conferred on stockholders herein are granted subject to this reservation; provided, however, that the grant of such power to the Board of Directors shall not divest the stockholders of nor limit their power.

     EIGHTH: To the fullest extent permitted by Chapter 78 of the Nevada Revised Statutes as the same exists or may hereafter be amended, an officer or director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages due to breach of fiduciary duty as such officer or director.

     NINTH:   The Corporation is authorized to provide indemnification for agents for breach of duty to the Corporation and its stockholders through bylaw provisions or through agreements with agents, or both, in excess of the indemnification otherwise permitted by law, subject to any limits on such excess indemnification set forth therein.

     2. The foregoing Amended and Restated Articles of Incorporation have been duly approved by the Board of Directors.

     3. The foregoing Amended and Restated Articles of Incorporation have been duly approved by the required vote of stockholders in accordance with Sections
78.390 and 78.403 of the Nevada General Corporation Law. The total number of outstanding shares of Common Stock of the Corporation is 8,000,000 of which 7,618,588 have voted in favor of the Amended and Restated Articles of Incorporation. The total number of outstanding shares of Series A Preferred Stock of the Corporation is 2,100,000 all of which have voted in favor of the Amended and Restated Articles of Incorporation. The number of shares voting in favor of the Amended and Restated Articles of Incorporation equaled or exceeded the vote required. The percentage vote required under the law and the Articles of Incorporation in effect at the time of this filing was more than 50% of the outstanding Common Stock and 100% of the outstanding Preferred Stock, each voting separately as a class.



                              /s/ CHRISTOPHER P. CARTON
                              _______________________________________________

                              Christopher P. Carton, President


                              /s/ CHRISTOPHER P. CARTON
                              _______________________________________________

                              Christopher P. Carton, Secretary


STATE OF NEVADA

COUNTY OF CLARK

     This instrument was acknowledged before me on June 1, 1999, by Christopher
P. Carton as President of Purchase Pro International, Inc.


                              /s/ MARY ALYCE SMITH
                              _______________________________________________

                              Notary Public